Exhibit 99.1

NEW BOARD MEMBER BRINGS VAST EXPERIENCE ACROSS A RANGE OF LEADERSHIP POSITIONS

FAIRFAX, Va., April 18, 2022 (GLOBE NEWSWIRE) -- WaveDancer, Inc. (NASDAQ: WAVD) announced today the appointment of Major General Linda Singh to its Board of Directors. With a combination of public and private sector experience that spans defense, health, state and local government, Singh brings a unique perspective to the WaveDancer board.

Singh served as a Major General in the Maryland National Guard, dedicating more than 38 years of service to Maryland’s military. As the Adjutant General, a Cabinet-level Secretary, she was responsible for the Maryland Military Department and all matters affecting Maryland’s National Guard service members.  In this capacity she reported directly to the Governor of Maryland.

During a 21-year career at Accenture, Singh served as the Managing Director leading the Health and Public Service North America Operating Unit, a multi-billion-dollar business segment. She also brings public company board experience having served on the Board of Howard Bank.

Singh holds a bachelor’s degree in business, a Master of Business Administration, a Master of Strategic Studies, and a PhD in Industrial and Organizational Psychology. She has received numerous awards, including the Top 100 Diverse Emerging Leaders and The Network Journal 25 Influential Black Women in Business Award. She is the recipient of the Ellis Island Medal of Honor. Singh is also inducted into the Maryland Women’s Hall of Fame and has been named as one of InStyle Magazine’s “Badass 50” for her history making history as a member of many leadership teams.

Jamie Benoit, Chairman and CEO of WaveDancer, said, “Linda Singh’s appointment to WaveDancer’s board represents a significant step forward for us and is proof that we intend to build a board representative of the core values of our company: integrity, excellence, service to the Nation and diversity.” He added, “Linda has done it all from leading a large and complex military organization, successfully leading a major corporate enterprise, serving on a public company board, and inspiring others through her ongoing mentorship of young professionals around the country. We’re lucky to have her.”

“I am excited to join the board of WaveDancer and I am looking forward to being part of an exciting journey where technical innovation and imagination creates a safer tomorrow,” said Linda Singh. “I look forward to partnering with Jamie and the entire management team to build a company that delivers mission-enabling technology solutions and significant shareholder value.”

About WaveDancer

WaveDancer (www.wavedancer.com), headquartered in Fairfax, Virginia, offers zero trust blockchain-enabled software solutions for supply chain security. Our technologies are deployed and being used to help organizations manage very complex supply chain challenges. Customers are using the WaveDancer platform to gain unprecedented levels of accountability, auditability, and predictability from their data, while giving insights to their partners and suppliers through a controlled, distributed ledger that is immutable and can be trusted by all parties. In March 2022, WaveDancer announced a Definitive Agreement to acquire Knowmadics, Inc., a leading provider of IoT device and data management software solutions.

Additional information for investors

This release may contain forward-looking statements regarding the Company's business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company's 10-K for the fiscal year ended December 31, 2021 and in other filings with the Securities and Exchange Commission.

For additional information contact:

Jeremy Hellman, CFA
Vice President
The Equity Group Inc.
jhellman@equityny.com
(212) 836-9626